[Letterhead of Gordon Hurwitz Butowsky Weitzen Shalov & Wein]


                                        February 13, 1987


Quest for Value Dual Purpose Fund, Inc.
Oppenheimer Tower
World Financial Center
New York, New York 10017

Dear Sirs:

     This opinion is being furnished in connection with the registration by Quest For Value Dual Purpose Fund, Inc., a Maryland corporation (the "Company"), of 19,800,000 Capital Shares, par value $0.01 per share (the "Capital Shares"), and 19,800,000 Income Shares, par value $0.01 per shares (the "Income Shares") (collectively, the "Shares"), pursuant to the Company's registration statement on Form N-2, as amended (the "Registration Statement"), under the Securities Act of 1933 and the Investment Company Act of 1940.

     As counsel for the Company, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares, including the adoption by the Company's Board of Directors of a resolution authorizing issuance of the Shares computed at a price determined in the manner described in the Registration Statement. In addition, we have examined and are familiar with the Articles of Incorporation and the By-Laws of the Company, both as amended to the date of this opinion, and such other documents as we have deemed relevant to the matters referred to in this opinion. In rendering this opinion, as to matters of Maryland law, we have relied on the opinion of the Maryland counsel to the Company.

     Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable by the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

                         Very truly yours,

                         /s/Gordon Hurwitz Butowsky Weitzen
                              Shalov & Wein